EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET:	MCBC
FOR RELEASE:	Immediate
DATE:	October 26, 2010

Herr and Rosenbach to serve on Macatawa Bank Corporation Board

Holland, Michigan, October 26, 2010 - Macatawa Bank Corporation (NASDAQ: MCBC) announced that Robert L. Herr and Thomas P. Rosenbach have been appointed to the Macatawa Bank Corporation Board of Directors.

Herr, a former Partner with Crowe Horwath LLP, retired in 2007 after 40 years with the firm. He has worked with private and public clients across many business sectors. Herr spent over 15 years as a member of the firm's financial institutions practice and his experience includes extensive regulatory interaction and knowledge of publicly traded bank holding companies. In addition to his client work, Herr served for 6 years on the firm's executive committee and was the chair of the risk management and internal audit initiatives for the firm.

Herr is active in the West Michigan community serving as Board Chair of the Downtown Improvement District and Advantage Health Physician Network. He is a Board Member of the YMCA of Greater Grand Rapids, Economic Club of Grand Rapids, Downtown Alliance, Blue Cross/Blue Shield West Michigan Business Advisory Board, Goodwill Industries Foundation, Michigan Catholic Conference Pension Board, and Western Michigan University Foundation.

Rosenbach has been a Partner with Beene Garter LLP since 1990 and he currently serves as Managing Partner of the firm. He brings over 27 years of experience in public accounting, specializing in construction, real estate, manufacturing and wholesale distribution industries.

Rosenbach is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants and the Construction Financial Managers Association. He is active in the West Michigan community serving on the Pine Rest Christian Hospital Board and is active with the Associated Builders and Contractors of West Michigan.

Macatawa Bank Corporation's Chairman of the Board, Richard L. Postma, commented, "We are very pleased to announce that Bob Herr and Tom Rosenbach have joined our Board of Directors. Each brings substantial expertise in financial and accounting matters to the Board and each is a well-respected and well-known member of the West Michigan business community. We believe the addition of Bob and Tom to the Board is another important step in our efforts to build accountability, confidence and performance in Macatawa Bank."

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

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